Exhibit 99.1

Monogram Technologies Announces Closing of Upsized and Oversubscribed $13 Million Public Offering

AUSTIN, TX – October 2, 2024 – Monogram Technologies Inc. (NASDAQ: MGRM) ("Monogram" or the "Company"), an AI-driven robotics company focused on improving human health with an initial focus on orthopedic surgery, announced today that the Company closed the previously announced 8.00% Series D Convertible Cumulative Preferred Stock (the “Series D Preferred Stock”) continuous offering on October 1, 2024. The Company sold 5,790,479 units, with each unit consisting of (a) one share of the Company’s Series D Preferred Stock and (b) one common stock purchase warrant to purchase one share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), for a total of 5,790,479 shares of the Company’s Series D Preferred Stock and warrants to purchase an aggregate of 5,790,479 shares of the Company’s Common Stock (and shares of Common Stock underlying shares of Series D Preferred Stock, PIK dividends on Series D Preferred Stock, and all such warrants). The Company received gross proceeds of approximately $13 million in connection with this offering.

"We would like to thank the 3,023 investors that participated in funding and all those that have supported our vision to revolutionize orthopedic robotics, allowing safe and fast orthopedic surgeries to drive better patient outcomes," said Benjamin Sexson, CEO of Monogram Technologies. "These funds will provide us with ample cash runway to meet all near-term commercialization milestones over the next 12 months and resources to support key initiatives, including clinical trials and further development of our technology. We are also working to obtain FDA clearance of our 510(k) submission, which would be a major de-risking event for the Company, and with this oversubscribed offering, investors have voted their confidence."

Monogram intends to use the net proceeds of the offering of Series D Preferred Stock of approximately $11.7 million (after deducting the selling agent fees and excluding offering expenses) to fund general corporate and business purposes, operational needs, and various strategic initiatives, including among other things, new technology development and potential acquisitions.

Dividends on the Series D Preferred Stock are payable quarterly in arrears to Series D Preferred stockholders of the record, on or about the 15th day of January, April, July and October, beginning on or about October 15, 2024. The first dividend, which is scheduled to be paid on October 15, 2024 will be $0.033 per share of Series D Preferred Stock and will cover the period from, and including, August 9, 2024, the first date we initially issued the Series D Preferred Stock through, but not including, October 15, 2024.

Digital Offering, LLC acted as lead selling agent of the offering. The offering of Series D Preferred Stock was made pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (SEC). The offering of Series D Preferred Stock was made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. A copy of the prospectus supplement and accompanying base prospectus meeting such requirements related to the offering may be obtained free of charge from the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Monogram Technologies Inc.

Monogram Technologies (NASDAQ: MGRM) is an AI-driven robotics company focused on improving human health, with an initial focus on orthopedic surgery. The Company is developing a product solution architecture to enable patient-optimized orthopedic implants at scale by combining 3D printing, advanced machine vision, AI and next-generation robotics.

Monograms mBôs precision robotic surgical system is designed to autonomously execute optimized paths for high-precision insertion of its FDA-cleared mPress press-fit implants. The goal is well balanced better-fitting bone sparing knee replacements. The Company initially intends to produce and market robotic surgical equipment and related software, orthopedic implants, tissue ablation tools, navigation consumables, and other miscellaneous instrumentation necessary for reconstructive joint replacement procedures. Other clinical and commercial applications for the mBôs with mVision navigation are also being explored.

Monogram has obtained FDA clearance for mPress implants and applied for 510(k) clearance for its robotic products. The Company is required to obtain FDA clearance before it can market its products. Monogram cannot estimate the timing or assure the ability to obtain such clearances.

The Company believes that its mBôs precision robotic surgical assistants, which combine AI and novel navigation methods (mVision), will enable more personalized knee implants for patients, resulting in well balanced better-fitting knee replacements with bone sparing implants. Monogram anticipates that there may be other clinical and commercial applications for its navigated mBôs precision robot and mVision navigation.

To learn more, visit monogramtechnologies.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. For example, the Company's statement regarding the Company's proposed use of net proceeds is a forward-looking statement. Forward-looking statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements as a result of a number of factors, including those described in the prospectus and the Company's other filings with the SEC. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Relations

Chris Tyson

Executive Vice President

MZ North America

Direct: 949-491-8235

MGRM@mzgroup.us